EXHIBIT (d)(2)

NEUBERGER BERMAN ETF TRUST
MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN ETF TRUST

Neuberger Berman Disrupters ETF
Neuberger Berman Next Generation Connected Consumer ETF

Date:  November 1, 2024

NEUBERGER BERMAN ETF TRUST
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN DISRUPTERS ETF

0.65% of average daily net assets

NEUBERGER BERMAN NEXT GENERATION CONNECTED CONSUMER ETF

0.65% of average daily net assets

Date:  November 1, 2024